UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, DC 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CLEARTRONIC, INC. (Exact name of Registrant as specified in its charter)

Florida (State or other jurisdiction of incorporation or organization)	65-0958798 (I.R.S Employer Identification Number)

8000 North Federal Highway, Boca Raton, Florida 33487 561-939-3300 (Address, including zip code and telephone number, of principal executive offices

CLEARTRONIC, INC. 2011Consultant Stock Plan (Full title of the plan)

Larry Reid 8000 North Federal Highway Boca Raton, Florida 33487 561-939-3300 (Name, address and Phone number of agent for service)

Copies to: Lorin A. Rosen, Esq. LAR Law Group 6 Butler Court Centereach, New York 11720

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definition of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ( )	Accelerated filer ( )
Non-accelerated filer ( ) (Do not check if a smaller reporting company)	Smaller reporting company ( X )

CALCULATION OF REGISTRATION FEE
Title of securities To be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
CLEARTRONIC, INC. 2011 Consultant Stock Plan Common Stock, par value $0.00001 per share	500,000,000 shares	$0.0002 (2)	$100,000 (2)	$13.64

TOTAL	500,000,000 shares	---	$100,000	$13.64

(1) Represents shares of Common Stock issuable under the CLEARTRONIC, INC.  2011 Consultant Stock Plan . Further, pursuant to Rule 416 under the Securities Act of 1933, as amended, this Registration Statement covers, in addition to the number of shares stated above, an indeterminate number of shares which may be subject to grant or otherwise issuable as a result of stock splits, stock dividends or similar transactions.

(2) Estimated solely for the purpose of calculating the registration fee in accordance with paragraphs (c) and (h) of Rule 457 under the Securities Act of 1933, as amended, based upon the limited trading history, recent closing price and managements’ projections.

EXPLANATORY NOTE

This Registration Statement has been prepared in accordance with the requirements of Form S-8 under the Securities Act of 1933 (the “Securities Act”), as amended, to register 500,000,000 shares of common stock, par value $0.00001 (the “Common Stock”), of CLEARTRONIC, INC. (the “Registrant”) issuable pursuant to our CLEARTRONIC, INC.  2011 Consultant Stock Plan  (the “Consultant  Stock Plan”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

The document(s) containing the information specified in this Part I will be sent or given to employees as specified by Rule428(b)(1) (§230.428(b)(1)). Such documents need not be filed with the Commission either as part of this registration   statement or as prospectuses or prospectus supplements pursuant to Rule 424 (§230.424). These documents and the   documents incorporated by reference in the registration statement pursuant to Item 3 of Part II of this Form, taken together,   constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. See Rule 428(a)(1)   (§230.428(a)(1)).

Item 2. Registration Information And Employee Plan Annual Information. *

The Registrant will provide without charge, upon written or oral request, the documents incorporated by reference in Item 3 of Part II of this Registration Statement. These documents are incorporated by reference in the Section 10(a) prospectus. The   Registrant will also provide without charge, upon written or oral request, all other documents required to be delivered to participants pursuant to Rule 428(b).  Any and all such requests shall be directed to the President, at CLEARTRONIC,   INC., 8000 North Federal Highway, Boca Raton, Florida  33487 561-939-3300 .

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have been filed with the SEC, are specifically incorporated by reference in this Registration Statement.

(a)

The Registrant’s Annual Report on Form 10-K for the year ended September 30, 2011, which contains the Registrant’s audited financial statements for such period, as filed with the SEC on December 30, 2011.

(b)

All other reports filed by the Registrant under Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Securities Exchange Act of 1934”), since December 31, 2011.

(c)

The description of the Company’s Common Stock originally contained in the Company’s Form S-1 filed with the SEC in August 2008, including any amendment or report filed for the purpose of updating such description.

(d)

The Consent of Independent Certified Accountants filed as Exhibit 23.1 by the Registrant with the SEC on Form S-8 on April 21, 2011 for use in the Registrant’s Form S-8 Registration Statement of report dated December 31, 2010 relating to Registrant’s financial statements for years ended September 30, 2010 and 2009.

In addition, all reports and documents filed by the Registrant under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this Registration Statement and prior to the filing of post-effective amendment which indicates that all securities being offered hereby have been sold or which deregistered all securities then remaining unsold, shall be deemed to be incorporated by reference in and to be part of this Registration Statement from the date of filing of each such document (such documents and the documents enumerated above, being hereinafter referred to collectively as the (“Incorporated Documents”).

Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained therein or in any other subsequently filed Incorporated Document modifies or supersedes such statement.  Any such statements so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

The class of securities to be offered hereby is registered under Section 12 of the Securities Exchange Act of 1934, as amended.

Item 5. Interest of Named Experts and Counsel.

LAR Law Group has passed on the legality of the shares of Common Stock offered hereby for the Registrant.  Lorin A. Rosen, owner of LAR Law Group currently owns no shares of the Registrant’s Common Stock, but may partake in the S-8 shares as long as the transaction complies with the rules and regulation concerning such issuances for legal services rendered.

Item 6. Indemnification of Directors and Officers.

             Section 607.-850 of the Florida Statutes permits corporations to indemnify a director, officer or control person of the corporation or its stockholders for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee or agent, or arising out of his status as such.

Subject only to limitations provided in the Florida Business Corporation Act, each director or officer of the Company, whether or not then in office shall be indemnified by the Company against all costs and expenses reasonably incurred by or imposed upon such director or officer in connection with or arising out of any claim, demand, action, suit or proceeding, whether civil, criminal, administrative or investigative, in which he or it may be involved or to which he or it may be made a party by reason of his or its being or having been a director or officer of the Company, said costs and expenses to include (without limitation) attorneys’ fees and the costs of reasonable settlement made with a view to curtailment of costs of litigation, if such director, officer or legal counsel acted in good faith and in a manner he or it reasonably believed to be in, or not opposed to, the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or its conduct was unlawful.  Such right of indemnification shall not be exclusive of any other rights to which the indemnified person may be entitled, pursuant to other agreements, or as a matter of law, and the foregoing right of indemnification shall inure to the benefit of the heirs, successors, personal representatives, executors and administrators of any such director or officer.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits (Filed herewith)

Exhibit No.	Description
5	Opinion Regarding Legality and Consent of Counsel: by Lorin A. Rosen
10.1	CLEARTRONIC, INC. 2011 Consultant Stock Plan as amended
23.1	Consent of Experts and Counsel: Independent Auditor’s Consent by Goldstein Schechter Koch P.A.

Item 9. Undertakings.

The undersigned Registrant hereby undertakes:

(1)

To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement.

(i)

To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

(ii)

To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement:

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; Provided, however, that paragraphs (1)(i) and (1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement;

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

(4)

That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any to the following communications, the undersigned will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)

Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)

Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)

Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in such Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of South Miami, Florida on October 12, 2012.

CLEARTRONIC, INC.

By: /s/ Larry Reid_________________________________

Larry Reid

Principal Executive Officer, Principal Accounting Officer,

Chief Financial Officer, Secretary,

Chairman of the Board of Directors

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities listed below and on   October 12, 2012

Signature	Title	Date
/s/ Larry Reid	Principal Executive Officer, Principal Accounting Officer Chief Financial Officer, Secretary, Chairman of the Board of Directors	October 12, 2012
Larry Reid